Exhibit 99.1

FOR IMMEDIATE RELEASE

900 South Shackleford, Suite 401	FOR FURTHER INFORMATION CONTACT:
Little Rock, AR 72212	Shelly Loftin | 501.539.0676

Bear State Financial, Inc. and First National

Security Company Complete Merger

LITTLE ROCK, AR – June 13, 2014 – Bear State Financial, Inc. (“Bear State Financial”) (NASDAQ:BSF), parent company of First Federal Bank (“First Federal”), announced the completion of the merger with First National Security Company (“First National”), the parent company for First National Bank headquartered in Hot Springs and Heritage Bank headquartered in Jonesboro, effective today.

Under the terms of the merger agreement, Bear State Financial acquired 100% of the stock of First National and shareholders of First National received 6,252,400 shares of Bear State Financial common stock and $74 million in cash.

The combined Bear State Financial enterprise has approximately $1.5 billion in total assets, 42 branches in communities throughout Arkansas, 2 branches in Southeast Oklahoma, 44 ATMs and approximately 430 employees. As of today, all three banks will continue to operate under their respective names. Customers of all three banks can continue to bank as usual with First National Bank, Heritage Bank and First Federal.

Three members of First National’s Board of Directors will join Bear State Financial’s Board of Directors, including John H. Hendrix, First National’s Chairman, Ian Vaughan, a director at First National Bank, and Daniel C. Horton, First National’s President and CEO. The leadership of each of the three banks, Jason Lenderman at First National Bank in Hot Springs, Steve May at Heritage Bank in Jonesboro, and Chris Wewers at First Federal Bank in Harrison, will continue.

About Bear State Financial

Bear State Financial is the parent company of First Federal Bank in Harrison, First National Bank in Hot Springs and Heritage Bank in Jonesboro. Bear State Financial’s common stock is traded on the NASDAQ Global Market under the symbol BSF. For more information on Bear State Financial, please visit www.bearstatefinancial.com.

About First Federal Bank

First Federal is a community bank serving consumers and businesses with a full range of checking, savings, investment, and loan products and services. The Bank conducts business from 12 full-service branch locations, one drive-thru facility, one stand-alone mortgage production office, and 17 ATMs. For information on First Federal’s products and services, visit the website at www.ffbh.com or contact the Account Information Center toll free at 1.866.242.3324 (1-866-AIC-FFBH).

About First National Bank

First National Bank is a community-focused bank offering full-service commercial and retail banking to Central and Southwest Arkansas as well as Southeast Oklahoma. The Bank conducts business from 23 full-service branch locations and 19 ATMs. Additional information about First National products and services can be found on the website at www.fnbweb.biz.

About Heritage Bank

Heritage Bank is a community-focused bank offering full-service commercial and retail banking to Northeast Arkansas. The bank conducts business from 9 full-service branch locations and 8 ATMs. Additional information about Heritage Bank products and services can be found on the website at www.heritagebankark.com.